As filed with the Securities and Exchange Commission on March 3, 2006

Registration No. 333-112013

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post Effective Amendment No. 1

to

FORM S-8

Registration Statement Under The Securities Act of 1933

NEOFORMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0424252
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Neoforma, Inc.

3061 Zanker Road

San Jose, California 95134

(Address of principal executive offices)

1999 Equity Incentive Plan

1999 Employee Stock Purchase Plan

(Full titles of the plans)

Michael Mahoney President Neoforma, Inc. 3061 Zanker Road San Jose, California 95134	Copies to: Frederick C. Lowinger Sidley Austin LLP 1 South Dearborn Street Chicago, Illinois 60603
(Name and Address of Agent for Service)

(408) 468-4000	(312) 853-7000
(Telephone Number, Including Area Code, of Agent for Service)

REMOVAL FROM REGISTRATION

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8, No. 333-112013, filed January 20, 2004 (the “Registration Statement”) pertaining to the registration of an aggregate of 564,507 shares of the Registrant’s Common Stock, par value $.001 per share (“Common Stock”) to be issued pursuant to the exercise of options granted under the Registrant’s 1999 Equity Incentive Plan and 1999 Employee Stock Purchase Plan (the “Plans”). Pursuant to a merger, effective March 3, 2006, all options granted under the Plans have been converted into the right to receive cash consideration and can no longer be exercised in exchange for Common Stock and the Plans have been terminated by the Registrant and no other options will be granted thereunder. As a result, the Registrant hereby amends the Registration Statement to remove the Common Stock from registration under the Registration Statement, effective upon the filing of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westminster, State of Colorado, on this 3rd day of March 2006.

NEOFORMA, INC.

/s/ Michael Mahoney
Michael Mahoney President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 3, 2006.

/s/ Michael Mahoney	President and Director (principal executive officer)
Michael Mahoney

/s/ Greg Nash	Treasurer, Secretary and Director (principal financial and accounting officer)
Greg Nash